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Rider attached to and forming a part of Policy issued by MONY Life Insurance
Company

Unless shown in the Rider Schedule below, the effective date of this Rider is the Date of Issue of the Policy and is as shown on Policy Page 3. If any provision of this Rider is inconsistent with any provision of the Policy, the Rider provision controls the Rider.

RIDER SCHEDULE (to be completed ONLY if Rider is attached after the Date of Issue of the Policy)

This Rider is issued in consideration of the application and payment of any minimum premiums. A copy of the application is attached to the Rider.

Policy No:
Insured:
Date of Issue of this Rider:

                       CHILDRENS TERM LIFE INSURANCE RIDER

The Benefit

What is the benefit of this Rider?

We will pay the amount of term insurance in force under this Rider to the beneficiary of this Rider at the death of an Insured Child. Payment is subject to receipt at our Administrative Office of due proof that the Insured Child's death occurred:

(a)  before the term of insurance on his or her life ended;

(b)  while this Rider is in force; and

(c) while no monthly deduction for the Policy was in default beyond its grace period.

Payment is subject to all the provisions and limitations of this Rider and the Policy to which it is attached.

What does "Insured Child" mean?

Insured Child means each natural child, stepchild or legally adopted child of the Insured, dependent on the Insured for a majority of support, who is at least 15 days old but has not reached age 22 and is:

(a) named in the application for this Rider prior to the child's 18/th/ birthday; or

(b)  born to the Insured after the date of that application; or

(c) legally adopted by the Insured after the date of that application but before the policy anniversary prior to the child's 18th birthday; or

(d) a step child of the Insured who has become a permanent resident of the Insured's household after the date of application but before the policy anniversary prior to the child's 18th birthday. We will require satisfactory evidence of such child's insurability.

What is the Amount of Insurance under this Rider?

The amount of term insurance on the life of each Insured Child will be the lesser of:

(a) 1/5 the Specified Amount of this Policy on the Date of Issue of this Rider; and

(b)  $10,000.

When does coverage end?

Insurance on the life of an Insured Child will end on the policy anniversary on or immediately following the Insured Child's 22nd birthday. The insurance on any Insured Child will have no force on or after the end of its term, except as provided in the "Multiple Conversion Privilege" provision.

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Rider Cost

What is the cost of this Rider and when is it deducted?

The monthly cost of this rider deducted from the Fund Value on each Monthly Anniversary Day. It is shown in Section 1 of the Policy. Monthly deductions will be made for this rider until the policy anniversary following the Insured's 65th birthday.

Owner

Who is the Owner of this Rider and what rights does the Owner have?

While the Insured under the Policy is living, all rights under this Rider belong exclusively to the Owner of the Policy. These rights include the right to change the beneficiary and to assign. Also included, unless otherwise provided in the application for this Rider or by endorsement, are all other rights, benefits, options, and privileges which are given by this Policy or allowed by us.

Beneficiary

Is the Beneficiary of the Rider death proceeds the same as the Beneficiary of the Policy death proceeds?

No, the Beneficary of the Policy's death proceeds is not necessarily the same as the Beneficiary of this Rider's death proceeds.

Who is the Beneficiary of the death proceeds payable under this Rider?

Unless otherwise provided by endorsement, the Beneficiary will be the Insured if living on the earlier of: (a) the date due proof of death of the Insured Child is received at our Home Office; or (b) the 14th day after the death of the Insured Child.

What if the Insured is not living as described?

If the Insured is not living on that earlier day, the Beneficiary under this Rider will be the person identified as the Insured's spouse in the beneficiary designation of the Policy if such spouse is living on the earlier day as described above.

If no such spouse is named or living on the earlier day described, the Beneficiary under this Rider will be the children of the Insured, in equal shares, living on that earlier day.

What if there are no children of the Insured living at the time death proceeds become payable?

If no such children are living on that earlier day, the death proceeds will be payable to the executors or administrators of the Insured Child.

Can the Beneficiary be changed?

Yes. The Beneficiary under this Rider may be changed, unless this right has been given up, so long as the Insured is living by writing to us at our Administrative Office. The Policy need not be returned to us to make the change unless we ask for it. A change will take effect when we record it retroactively as of the date the request was signed. The change will be subject to any payment made or action taken by us before we received the change request.

Paid-up Term Insurance

What happens if any term insurance is in force under this Rider at the Insured's death?

If the Insured's death occurs while the Rider is in force and no monthly deduction is in default beyond its grace period, any term insurance in force on the life of an Insured Child will continue in force as Paid-up Term Insurance until the end of its term without further cost. The paid-up term insurance will have a cash value but no loan value.

Can the paid-up term insurance be surrendered for its cash value?

Yes, this Rider may be surrendered for its cash value at any time by the living insured children, jointly. The cash value will be the then present value (as defined in the Policy) of the paid-up term insurance in force. If surrendered during the 30 days after a policy anniversary, the cash value will not be less than the cash value on that anniversary. Information as to those values will be provided upon request.

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Multiple Conversion Privilege

Can the term insurance in force on an Insured Child be converted to a new policy of life insurance?

Yes. If no monthly deduction for the Policy is in default beyond its grace period, an Insured Child may convert a new policy of life insurance on his or her own life upon the end of the term of his or her insurance. Evidence of insurability will not be required if the amount of insurance in force under the new policy will never be more than 5 times the amount of term insurance ending under this Rider.

What is required for conversion?

Written application for the new policy and payment of the first premium must be received at our Administrative Office not later than 31 days after the date insurance on the Insured Child ends.

What if the Insured Child dies within those 31 days?

If the Insured Child dies within those 31 days, we will pay the death benefit amount that would have been payable had that child's insurance under this Rider not ended. Payment of the death benefit is subject to receipt at our Administrative Office of due proof of that Insured Child's death. Also, the new policy on the life of that child must not have taken effect under the conversion privilege of this Rider.

When does the new policy take effect?

The new policy will be dated and take effect as of the date insurance on the Insured Child ends under this Rider. The Insured Child must be living on the date the new policy will take effect.

What will be the face amount of the new policy?

The minimum face amount of the new policy is the amount of that child's term insurance ending under this Rider. The maximum face amount is 5 times that amount. If a face amount greater than the maximum is requested, new evidence of insurability will be required.

On what type of plan may the new Policy be issued?

The new policy may be on any individual level face amount life (not term) or endowment insurance plan. The new policy must be regularly issued by us on the date of conversion for the same face amount and for the class of risk to which the Insured Child belonged on the date this Rider was issued. The new policy also may be on any other plan we choose to offer on the date of conversion.

What other provisions apply to the new policy?

The new policy will have the provisions and premiums in use by us on the date of the new policy for the Insured Child's gender, if applicable, and attained age on the date of the new policy, and class of risk to which the Insured Child belonged on becoming insured under this Rider. We may include provisions limiting death benefits as may be in policies of the same plan and amount then being regularly issued by us to persons of that child's attained age and class of risk on the date of the new policy.

The Suicide and Incontestability provisions of the new policy are measured from the date of issue of this term insurance except when the term insurance has been reinstated. The Suicide and Incontestability provisions, as to any statements made in the reinstatement application, will then be measured from the date of the reinstatement.

Can additional benefits be included in the new Policy?

Additional benefits may be included in the new policy only with our approval and subject to any requirements we then consider necessary.

General Provisions

Can this Rider be contested?

Despite anything in the Policy to the contrary, this Rider will be incontestable, as to statements made in the application for it, after it has been in force during the lifetime of any Insured Child for 2 years from its Date of Issue.

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What if the age of the Insured or any Insured Child has been misstated?

Despite anything in the Policy to the contrary, if the age or date of birth of the Insured or any Insured Child has been misstated, the end of the term of the insurance on any Insured Child will be based on the correct ages.

Will reinstatement of the Policy include reinstatement of the Rider?

Despite anything in the Policy to the contrary, reinstatement of the Policy will include reinstatement of this Rider. But, at the time of reinstatement we will need evidence satisfactory to us of the insurability of each child who would be insured under this Rider on reinstatement of the Policy. If this Rider is reinstated, no liabilities, benefits, or privileges will exist for any child who died, or whose term of insurance ended prior to the date of reinstatement.

What effect does an Assignment of the Policy have on this Rider?

The interest of any beneficiary, or other person, under this Rider will be subordinate to any assignment of the Policy whenever made. The assignee will receive any sum payable to the extent of his or her interest.

How are the proceeds paid under this Rider?

Any death proceeds payable under this Rider will be paid in a single sum unless a Settlement Option is chosen for these proceeds in accordance with the Settlement Option provisions of the Policy. A settlement option must be chosen within 1 month after the proceeds become payable.

Rider Termination

When will this Rider end?

This Rider will end on the earliest of:

(a) the Monthly Anniversary Day that falls on, or next follows, the date we receive at our Administrative Office, written request to end it;

(b)  the date this Policy goes out of force;

(c) on the policy anniversary following the last Insured Child to reach his or her 22nd birthday.

What does it mean when the Rider ends?

On and after its end, this Rider will have no force except as provided in the Multiple Conversion Privilege provision.

Attached on its Date of Issue.

/s/ Lee M. Smith
LEE M. SMITH, Secretary